EXHIBIT 10.1

[*****] = Certain information contained in this document, marked by brackets, has been omitted because the registrant customarily and actually treats such information as private or confidential and it is not material.

MASTER SUPPLY AGREEMENT

THIS MASTER SUPPLY AGREEMENT (this “Agreement”) is between East West Manufacturing, LLC, a Georgia limited liability company (“Supplier”), and BK Technologies, Inc., a Nevada corporation (“Buyer”), and is effective as of November 6, 2023. Supplier and Buyer are collectively referred to in this Agreement as the “Parties,” and each individually as a “Party.”

RECITALS

A. Supplier has agreed to be engaged for the design, production manufacturing and sale of certain products for the benefit of Buyer (as further described herein, each a “Product”, together the “Products”).

B. Supplier and Buyer desire to enter into this Agreement to provide master terms and conditions under which, to the extent provided in agreed Purchase Orders (as defined below), Supplier may agree to sell, and Buyer may agree to purchase, Products.

For and in consideration of the mutual promises, conditions and agreements contained herein, the sufficiency of which is hereby acknowledged, and the specifications and provisions set forth in any exhibits attached and hereby incorporated, the Parties mutually agree as follows:

1. Nature of the Agreement; Forecasts; Procurement; Cooperation

1.1 Nature of the Agreement. This Agreement will be a “cost-plus” agreement under which the Parties may enter into multiple specific transactions for the purchase and sale of Products by executing a Purchase Order (“Purchase Order”) for Products, which shall include (a) a list of Products to be purchased, (b) the quantity of each of the Products ordered, (c) the requested delivery date, (d) the unit price for each of the Products to be purchased, (e) the billing address, and (f) the delivery location. No Purchase Order will be binding on the Supplier until it has been accepted by the Supplier in writing. No Party may terminate an accepted Purchase Order, except as set forth in Section 7.1; provided, however, that Buyer may change a scheduled delivery date in an accepted Purchase Order by up to sixty (60) days in the future by providing written notification to Supplier at least thirty (30) days in advance of the original delivery date. All additional terms and conditions included within any Purchase Order provided by the Buyer shall not apply and this Agreement shall govern the purchase and sale of Products in all respects. If there is a conflict between the terms of a Purchase Order and the terms of this Agreement, the terms of this Agreement control.

1.2 Specifications. All Products shall be produced and delivered by Supplier in strict conformity with all Specifications. “Specifications” means the guidelines, testing plans or procedures, drawings, requirements, laws and regulations for the design, composition, safety assurance, manufacture, packaging, or quality control of any Products and components as provided by Buyer to Supplier in writing from time to time prior to or during the term of this Agreement, it being acknowledged that, after the date hereof and subject to Section 2.3, certain changes may be made by Buyer to such Specifications. As of the date hereof, the applicable Specifications are attached hereto as Schedule 1.

1.3 Forecasts & Required Purchase Orders. On a monthly basis, Buyer will provide Supplier with a rolling twelve (12) month Purchase Order forecast (“Forecast”) for its Products (“Forecast Period”). Except as otherwise provided in this Section, the Forecast is non-binding on either Party and to be used for planning purposes only. Supplier will procure components per the provided Forecast and Buyer will be financially responsible for all such material in accordance with Exhibit A. In connection with each Forecast, Buyer shall submit Purchase Orders for Product requirements, in weekly increments for the following one (1) month period and in monthly increments for the subsequent two (2) month period.

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1.4 Material Procurement and Inventory.

(a) Exhibit A shall apply to the procurement of Materials and is incorporated herein. Supplier will not procure Materials from vendors or suppliers other than those specified in writing in connection with the Specifications provided from time to time by Buyer to Supplier or otherwise approved in writing by Buyer (“Approved Vendors”). Supplier shall not use any vendors (including any Approved Vendor) without such approval being delivered by Buyer for the specific Materials that have been approved. For purposes of clarity and avoidance of doubt, a supplier or vendor shall only be an Approved Vendor with respect to the Materials that Buyer has specified or granted its written approval and that any approval of an Approved Vendor for one instance shall not constitute an approval of any such supplier or vendor for any other Materials. Notwithstanding the foregoing, Supplier shall be permitted to purchase electronics Materials with approved manufacturer part numbers from any Authorized Vendor.

(b) During the Term, Supplier shall perform (i) periodic cycle counts and (b) annual physical counts of Materials (as defined in Exhibit A) and finished goods inventory of the Products.

1.5 Initial Material Purchase. Supplier shall purchase from Buyer all of Buyer’s on hand materials and components related to the production of the Products (“On Hand Materials”) subject to the provisions of this Section 1.5.

(a) For the purposes of this Section 1.5, the On Hand Materials shall be valued at the price for such On Hand Materials used in calculating the applicable Purchase Price for the Products pursuant to Exhibit B and the associated applicable Product quotations provided by Supplier to Buyer.

(b) All On Hand Materials must be new and unused and not damaged or expired.

(c) Supplier shall only be obligated to purchase On Hand Materials which are necessary for a current bill of materials for the Products.

(d) The aggregate amount of On Hand Materials cannot be more than twelve (12) months of Buyer’s demand for the products as reflected in Purchase Orders.

(e) Supplier shall not be obligated to purchase more than Twelve Million Dollars ($12,000,000) in aggregate On Hand Materials.

(f) Supplier shall purchase and pay for the On Hand Materials pursuant to the following process:

(i) Supplier shall purchase the On Hand Materials in the following tranches: (A) no later than the one (1) month anniversary of the execution of this Agreement, (B) the second no later than the four (4) month anniversary of the execution of this Agreement and (C) subsequent purchases on each of the following one (1) month anniversaries of the execution of this Agreement up to the one (1) year anniversary of the execution of this Agreement (each an “OHM Purchase”). For the avoidance of doubt, Supplier shall make ten (10) total OHM Purchases.

(ii) Prior to each OHM Purchase, Buyer shall deliver to Supplier a statement setting forth all On Hand Materials (the “OHM Availability Statement”).

(iii) Prior to each OHM Purchase, Supplier shall identify those On Hand Materials on the OHM Availability Statement that Supplier desires to purchase for such OHM Purchase (the “OHM Selection Statement”). Subject to the requirements of this Section 1.5, (A) in the initial OHM Purchase, Supplier shall purchase not less than the quantity of On Hand Materials necessary to manufacture Products for ninety (90) days pursuant to Purchase Orders received by Supplier and (B) Buyer shall purchase all un-purchased On Hand Materials in the final OHM Purchase. The purchase price for the OHM Purchases shall be set-off against (i) the amount of any outstanding accounts payable by Buyer to Supplier and (ii) the amount of any excess or obsolete inventory of Buyer currently held by Supplier (solely to the extent not otherwise taken into account pursuant to Section 3.1(b)).

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(iv) Not later than five (5) business days after receipt of the OHM Selection Statement, Buyer shall deliver, or cause to be delivered, to Supplier’s Juarez, Mexico facility the On Hand Materials on the OHM Selection Statement.

(v) Not later than five (5) business days after receipt of the applicable On Hand Materials pursuant to Section 1.5(f)(iv), Supplier shall count and sort all materials and components received and deliver to Buyer a statement (the “Non-Qualifying Materials Statements”) identifying any materials and components received which do not qualify as On Hand Materials pursuant to Section 1.5 (the “Non-Qualifying Materials”). Buyer shall have five (5) business days to review the Non-Qualifying Materials Statement and object to any material or component which Buyer believes should qualify as On Hand Materials. If Buyer does not object to the Non-Qualifying Materials Statement within such five (5) business day period, then it shall be deemed accepted. If Buyer does object to the Non-Qualifying Materials Statement within such five (5) business day period, then the Parties shall work together in good faith to resolve such disagreement and, if not resolved, the Parties may mutually agree to select an independent third-party to resolve such disagreement or otherwise resolve such dispute pursuant to Section 8.2. Supplier shall make any Non-Qualifying Materials available to Buyer for pick-up or shipment at Buyer’s cost and expense. The value of any Non-Qualifying Materials purchased by Supplier pursuant to an OHM Purchase shall be deducted from the payment for the final OHM Purchase.

(vi) Supplier shall pay for the On Hand Materials delivered to Supplier pursuant to each OHM Purchase within sixty (60) calendar days of receipt of such On Hand Materials.

1.6 Minimum Quantity. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase not less than the quantities of Products identified on Exhibit B, which is incorporated herein, during the first three (3) years of the Term (as defined below).

1.7 Compliance with Law; TAA Compliance; and Cybersecurity.

(a) Supplier shall comply with all applicable governmental laws, ordinances, codes, rules, regulations and orders in the performance of this Agreement.

(b) All Products will be manufactured in a TAA (Trade Agreements Act) compliant manner. Subject to Buyer’s prior written approval, the Products and all Materials and components used in connection therewith may be produced in and procured from a TAA compliant country. As a government contractor, Buyer is required to comply with the U.S. Government’s regulations and guidelines for cybersecurity and supply chain risk management requirements, including but are not limited to, supplier networks, servers, software, external access controls and firewalls. Supplier acknowledges the foregoing requirements and to the extent applicable to provision of Products by the Supplier, Supplier shall use commercially reasonable efforts to ensure Supplier’s operations are in compliance with applicable regulations and guidelines. Supplier and Buyer will promptly identify any cybersecurity risks associated with this Agreement and the relationship, and based upon that risk assessment, Supplier will put a plan together, to be approved by Buyer in its reasonable discretion, to address the approach and timing to mitigate those risks as promptly as possible.

(c) With respect to the handling and assembly of LiIon battery packs, a certified site using industry standard processes, equipment and safety measures will be exclusively used. Controls will be developed and implemented that include, without limitation, the following: (i) receiving inspection and subsequent storage of cells; (ii) cell handling procedures during product assembly; (iii) subassembly handling procedures post assembly; and (iv) packaging for shipment; (v) LiIon safety fire protection measures, like fire gloves, fire proof canisters, fire retardant blankets, and/or fire suppression systems.

(d) Supplier shall allow for periodic audits on reasonable notice and reasonable intervals to ensure TAA and other regulatory compliance and to ensure that adequate controls are effectively implemented and actively being maintained.

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1.8 Cost Improvement Initiatives. Supplier will work in good faith to implement cost reduction and efficiency measures during the Term in order to reduce costs and obtain production efficiencies (“Cost Improvements”) and, subject to this Section 1.8, Supplier shall use good faith efforts to cause total Cost Improvements of (a) [*****] by the end of the first year of the Term, (b) [*****] by the end of the second year of the Term and (c) [*****] by the end of the third year of the Term. In the event that any Cost Improvement requires material expenditures by Supplier, then Supplier and Buyer shall mutually agree whether to undertake such Cost Improvement. If the Parties mutually agree to undertake a Cost Improvement, then the cost improvement shall be allocated [*****] percent ([*****]%) to Supplier until Supplier is reimbursed for the expense of such Cost Improvement; and thereafter, the Cost Improvement shall be shared [*****] percent ([*****]%) by Supplier and [*****] ([*****]%) by Buyer; provided, however, Supplier shall not be entitled to any share of Cost Improvements contemplated by the Purchase Prices set forth on Exhibit B (or otherwise included within the quotations provided by Supplier to Buyer prior to the date of this Agreement).

1.9 Safety Stock. During the Term, Supplier shall hold sixty (60) days of raw material safety stock for raw materials with lead times greater than one hundred twenty (120) days as determined in accordance with the Forecasts (“Raw Material Safety Stock”), subject to Exhibit A, at Supplier’s cost and expense. In addition, until the first anniversary of the full production of the Products transferring from Buyer to Supplier, Supplier shall hold sixty (60) days of finished goods inventory of the Products as determined in accordance with the Forecasts (“Finished Good Safety Stock”). Buyer shall issue a Purchase Order for one half of such Finished Good Safety Stock to Supplier. Supplier shall invoice Buyer for one half of such Finished Good Safety Stock upon completion in accordance with Section 3.3 (and for the purposes of Section 3.3 the Point of Destination shall be the Supplier’s facility as mutually agreed by the Parties). Supplier shall hold such one half of such Finished Good Safety Stock. Supplier may utilize all Raw Material Safety Stock and Finished Good Safety Stock, at Supplier’s sole discretion, to deliver Products within agreed upon delivery dates; provided, Supplier shall replenish such Raw Material Safety Stock and Finished Good Safety Stock in accordance with this Section 1.9. Upon the first anniversary of the full production of the Products transferring from Buyer to Supplier, the Parties shall meet in good faith to evaluate the required levels of Raw Material Safety Stock and Finished Good Safety Stock.

1.10 Exclusivity. During the Term, and subject to the terms and conditions of this Agreement, Buyer shall purchase the entirety of its third-party production requirements for the Products from Supplier and Supplier shall not sell (a) products to any third party it knows or in the exercise of reasonable diligence should know produces a product identical or Similar Products and (b) any parts of the Products that have been designed by Buyer or designed by Supplier for Buyer. For the purpose of this Section 1.10, “Similar Products” shall mean products which have the same functionality, customer base and market as the Products. Buyer shall have the right to source Products from an alternative vendor in the event that pricing of the Products materially increases without a reasonable demonstration by Supplier of “justified cause.” In addition, for a period of five (5) years following the Term, Supplier shall not sell any direct replacement part for a Product to any third party.

1.11 New Products. Buyer reserves the right to manufacture Products for its own account during the Term. In the event that Buyer desires to retain a third party to manufacture new products not covered by this Agreement during the Term other than OEM products that are designed and developed by the OEM for Buyer (“New Products”), Buyer shall in good faith provide Supplier with the first option to enter into an agreement to manufacture such New Products on Market Standard Competitive Terms. The term “Market Standard Competitive Terms” shall mean terms such that Buyer cannot obtain that New Product with substantially similar specifications from a third party at a total cost to Buyer (“Total Buyer Cost”) that is less that the Total Buyer Cost of obtaining the New Product in accordance with the terms and conditions of this Agreement. For purposes of determining Total Buyer Cost, Buyer will take into account relevant economic factors, including the price quoted for the New Product, the quality of component parts included in the New Product, the capability and reliability of supplier or suppliers being utilized, the development costs relative to the New Product value, the conformance with specifications desired by Buyer with respect to the New Product, and the average useful life of the New Product.

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1.12 Cooperation. Buyer shall reasonably cooperate with Supplier in the performance of the services and in connection with the manufacturing of the Products hereunder. Any delay in such cooperation may result in a delay in the delivery of the Products or additional costs and expenses to Buyer. In the event that any right or obligation of Supplier is conditioned upon the approval of Buyer, Buyer’s delay in providing such approval by more than thirty (30) days after the receipt of written notice thereof shall be deemed a waiver of Buyer’s right to consent or authorize Supplier to exercise such right without Buyer’s consent.

1.13 QBR. Buyer and Supplier shall meet not less than once per calendar quarter to discuss the performance of the parties pursuant to the Agreement (“QBR”). During the QBR, the parties shall discuss, among other things, (a) on time delivery performance, (b) any penalties for delay in accordance with Section 2.5, (c) Forecasts, (d) quality metrics, (e) planned, completed and to be implemented cost improvements and inventory levels.

2. Delivery, Risk of Loss and Inspection; Changes

2.1 Risk of Loss and Title Transfer. The parties agree that the applicable Incoterms shall be FOB West Melbourne, Florida facility (the “Point of Destination”) with shipping paid by Buyer to the Point of Destination. Supplier shall bear risk of loss for each Product until delivery of such Products at the Point of Destination (provided, Buyer pays shipping from the Point of Destination). Notwithstanding anything else to the contrary, title to the Products shall transfer upon delivery of the applicable Products to the Point of Destination.

2.2 Inspection and Acceptance or Rejection. Upon delivery at the Point of Destination, Buyer shall inspect the Products within twenty-one (21) business days after delivery (the “Inspection Period”), and either accept or, only if the Products do not fully conform to the Specifications, reject the Products. Buyer will be deemed to have accepted the Products unless it rejects the Products within the Inspection Period, stating the reasons for the rejection including reasonable evidence of the failure of the Products to meet the Specifications. If Buyer rejects the Products in accordance with this Section 2.2, Supplier shall elect, at its expense, either to promptly (a) repair or replace the Products that fail to meet the Specifications or (b) refund to Buyer the amount paid for those Products rejected by Buyer.

2.3 Change Orders. Buyer may request in writing a change to the manufacturing requirements, Specifications, quantity, packing or delivery details for a Product. Supplier will acknowledge receipt of such request within forty-eight (48) hours of receipt of such request and will reply within five (5) business days with any impact on the Purchase Price, delivery dates or other impacts on the Product associated with such requested change; provided, Supplier will respond as soon as practicable if such response requires a response or input from a third-party. If Buyer accepts such impact within five (5) business days, then the Parties will execute a mutually written agreement memorializing such changes. If Buyer does not accept such change, then the Purchase Order shall not be modified.

2.4 Consigned Equipment. Buyer shall deliver to Supplier certain testing equipment and Buyer assembly fixtures and tooling for use in the production of the Products as identified on Exhibit C (the “Consigned Equipment”). Such Consigned Equipment will be delivered to Buyer with asset tags identifying such Consigned Equipment as the property of Buyer. Buyer shall retain ownership and title to the Consigned Equipment at all times. Buyer may audit the Consigned Equipment in accordance with Section 8.12. Buyer shall be responsible for all maintenance and replacement (including wear and tear and end of life replacement) costs associated with the Consigned Equipment. Supplier will perform routine preventive maintenance of the Consigned Equipment in accordance with written instructions provided by Buyer to Supplier. Supplier has no title to and no power to transfer title to or grant any interest in the Consigned Equipment and shall not pledge, encumber, grant a security interest or lien in any of the Consigned Equipment. Supplier shall ensure that the Consigned Equipment remains free and clear of any and all liens, claims, interests and encumbrances (other than those created by Buyer, if any) and shall defend, indemnify and hold Buyer harmless for any loss, damages, claims or breaches of any covenant contained in this Section 2.4. Buyer shall have the absolute right to obtain the return of the Consigned Equipment at any time on written demand and is hereby authorized to file a financing statement and take other actions to ensure that its right, title and ownership in the Consigned Equipment are adequately protected.

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2.5 Delays. In the event that Supplier fails to deliver Products to the Point of Destination by the delivery date set forth in a Purchase Order which has been issued by Buyer in accordance with this Agreement and accepted by Supplier in accordance with Section 1.1, then Supplier shall issue to Buyer a credit equal to (a) if the Product is delayed by [*****] ([*****]) to [*****] ([*****]) business days, [*****] percent ([*****]%) of the Purchase Price of the delayed Products, (b) if the Product is delayed by greater than [*****] ([*****]) business days, [*****] percent ([*****]%) of the Purchase Price of the delayed Products (the “Delay Credit”). The Delay Credit shall be determined and issued on a calendar quarterly basis. The Delay Credit shall be Buyer’s sole and exclusive recourse in the event of a delay. Notwithstanding the foregoing, no Delay Credit shall be due in the event that the delay is caused by or attributable to any Material (as defined in Exhibit A) which has a single source sub-supplier; provided that, (a) Supplier has issued twelve (12) month rolling forecasts to such sub-supplier in accordance with the Forecasts provided by Buyer to Supplier pursuant to Section 1.3, (b) Supplier has taken commercially reasonable efforts to resolve long lead time Material (as defined in Exhibit A) delays, including working with sub-suppliers to expedite Materials and approaching alternative sources to check for Material availability and (c) Supplier has exhausted its Raw Material Safety Stock for such item of delayed Material. In the event of any delays resulting in a Delay Credit, Supplier shall provide to Buyer a corrective and preventive action plan and root cause analysis addressing such delay.

3. Purchase Price, Payment and Taxes

3.1 Securities Purchase. In conjunction with this Agreement, Buyer and Seller shall enter into a Stock Purchase Agreement and a Warrant on the terms and conditions set forth therein.

3.2 Purchase Price. For all Products purchased by Buyer under the Purchase Order, Buyer shall pay to Supplier the total purchase price amount set forth in each accepted Purchase Order (the “Purchase Price”) in accordance with the payment terms set forth in this Section 3. The purchase prices effective as of the date hereof are attached hereto as Exhibit B. The Purchase Price shall not include any amounts payable for idle capacity of Supplier unless Buyer authorizes Seller, in writing, to maintain labor during gaps in production runs of the Products (in which case such idle costs shall be invoiced to Buyer).

3.3 Payment Terms/Invoices. Upon delivery of Products to the Point of Destination conforming to Purchase Order, Supplier may invoice Buyer for the Purchase Price, in accordance with the terms of the Purchase Order. Any amount for which Supplier properly invoices Buyer are payable by Buyer within sixty (60) calendar days after Buyer receives Supplier’s invoice (each a “Due Date”). Buyer shall make all payments in the currency identified in the applicable invoice. Buyer shall make each payment in accordance with the payment instructions set forth in the invoice issued by Supplier, without any set-off, withholding, deduction or reduction for any Transaction Taxes (as defined below). Buyer shall notify Supplier in writing of any dispute with any invoice (along with substantiating documentation and a reasonably detailed description of the dispute) within thirty (30) calendar days after Buyer’s receipt of the invoice. Buyer will be deemed to have accepted all invoices for which Supplier does not receive timely notification of dispute and shall pay all undisputed amounts by the applicable Due Date.

3.4 Transaction Taxes. All prices set forth in the Purchase Order are exclusive of any taxes, including present and future state, county, city and district sales and use, transfer, goods and services, excise, gross receipts, business and occupation, withholding or similar taxes (collectively, “Transaction Taxes”), which are the sole responsibility and liability of Buyer. Each invoice that Supplier issues to Buyer may also include, to the extent applicable, the amount of any Transaction Taxes for which Buyer will pay Supplier for collection by Supplier on behalf of any taxing authority.

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4. Force Majeure

4.1 Force Majeure. Neither Party shall be in default on account of delays in or prevention of its performance by reason of any act of God, fire, natural disaster, accident, strike or work stoppage, epidemics, quarantines, pandemics, act of terrorism, war, act of government, delays in the delivery of materials, components or supplies or any other cause that is not foreseeable and beyond the reasonable control of such Party and not occasioned by such Party’s fault or negligence (“Force Majeure”), provided that such Party gives the other Party written notice thereof promptly and, in any event, within ten (10) business days of discovery thereof. Notwithstanding the foregoing, each Party shall exert its commercially reasonable efforts to mitigate the impact of a Force Majeure event upon the other Party. Should such Force Majeure event result in either Party’s inability to perform in accordance with this Agreement for more than ninety (90) days, the other Party shall have the option to terminate this Agreement upon written notice. In no event will a Force Majeure event include any inability to make payments as required under a Purchase Order.

5. Warranties

5.1 Product Warranty. Supplier warrants that Products will be (i) manufactured in accordance with this Agreement; (ii) in strict compliance with the manufacturing Specifications; and (iii) free from defects in Supplier’s workmanship under normal use and operation. For the avoidance of doubt, Supplier does not provide any warranty with respect to failure to meet Specifications due to design. The above warranty will remain in effect for a period of twelve (12) months from the date any Product is delivered to Buyer (the “Warranty Period”). Supplier will manage all warranties provided by Material suppliers and all such warranties shall pass through to Buyer but Supplier does not independently warrant Materials.

5.2 Processing of Returns. Buyer shall initially receive all returned Products from third-party purchasers or users. Upon receipt, Buyer shall evaluate the returned Product for defects and, if any, deliver the defective Product to Supplier along with information regarding the defect. Upon receipt of the defective Product from Buyer, Supplier shall evaluate the defective Product. In the event the defect in the defective Product is due to workmanship of Supplier, then Supplier shall reimburse freight costs of Buyer in shipping such defective Product.

5.3 Repair or Replacement of Defective Product. As a sole remedy, Supplier shall, at its election, either repair or replace any Product that contains a defect caused by a breach of the warranty set forth in Section 5.1. If Buyer desires to return a Product based on a breach of the warranty set forth in Section 5.1 (“RMA Product”), Buyer will send a request to Supplier and Supplier will provide Buyer with an RMA number. Buyer will return the allegedly defective Product to the Supplier’s facility, specifying the RMA number and including documentation describing the nature of the defect, how it was discovered and under what conditions it occurred. Supplier will analyze any such RMA Product and, if a breach of warranty is found, then Supplier will promptly repair or replace the RMA Product following receipt by Supplier of the RMA Product and all required associated documentation. In the event a defect is found, Supplier will reimburse Buyer for the reasonable cost of transporting the RMA Product to the Supplier’s facility and Supplier will promptly ship the repaired RMA Product or its replacement to Buyer. All repaired Products will be warranted for a period of one hundred twenty (120) days from the date of shipment to Buyer or the remainder of the original Warranty Period, whichever is greater. If no defect is found, Buyer will reimburse Supplier for all reasonable fees, costs, and expenses incurred by Supplier in handling the non-defective item, and transportation costs to and from the Supplier facility will be borne by Buyer.

5.4 Exclusions from Warranty. Notwithstanding anything in this Agreement to the contrary, the warranty set forth in Section 5.1 shall not apply to any failure of a Product as a result of (a) the Product having been altered or changed after shipment and delivery by Supplier; (b) improper maintenance, installation or service, operation or use contrary to furnished instructions; (c) improper storage of Products; (d) any abuse, misuse, neglect or negligence by Buyer, its affiliates or end users of Products or (e) any specific requirements for the manufacture of the Product, including the Specifications in the Product documentation, which were supplied by Buyer to Supplier.

5.5 LIMITATION OF WARRANTY. THE WARRANTY SET FORTH IN SECTION 5.1 IS THE SOLE WARRANTY PROVIDED BY SUPPLIER AND IS IN LIEU OF ANY OTHER WARRANTIES EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE, EACH OF WHICH IS SPECIFICALLY DISCLAIMED.

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6. Indemnity; Limitation of Liability; Remedies

6.1 Indemnity. Subject to the terms and conditions of this Agreement, including those set forth in the remainder of this Section 6, each Party (as “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, the “Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by Indemnified Party (collectively, “Losses”), arising out or resulting from any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law, in equity or otherwise, of a third party or a Party for: (a) any grossly negligent act or omission of Indemnifying Party or its agents, employees, or subcontractors (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement; (b) any bodily injury, death of any person or entity or damage to real or tangible personal property caused by the negligent acts or omissions of Indemnifying Party; or (c) any failure by Indemnifying Party to comply with any applicable laws. Without limiting the foregoing and without regard to any remedy or claim contained in elsewhere in this Agreement, Supplier shall indemnify Buyer and other Indemnified Parties for any and all Losses attributable to any bodily, injury, death of any person or entity or damage to real or tangible personal property attributable to the failure of any Product to conform to the Specifications. Notwithstanding anything to the contrary in this Agreement, this Section 6 does not apply to any claim (direct or indirect) for which a sole or exclusive remedy is provided for under another section of this Agreement.

6.2 Indemnification Procedure. When an Indemnifying Party is required to indemnify an Indemnified Party for a third- party claim, the Indemnifying Party shall assume on behalf of such Indemnified Party, and conduct with due diligence and in good faith, the defense of any claim against such Indemnified Party, whether or not the Indemnifying Party is joined therein, and the Indemnified Party shall cooperate with the Indemnifying Party in such defense. The Indemnifying Party will be in charge of the defense and settlement of such claim; provided, however, that without relieving the Indemnifying Party of its obligations in the Purchase Order or impairing the Indemnifying Party’s right to control the defense or settlement thereof, the Indemnified Party may elect to participate through separate counsel in the defense of any such claim, but the associated fees and expenses (including attorneys’ fees and legal costs) shall be at the expense of such Indemnified Party. Notwithstanding the foregoing, if (a) the Indemnified Party has reasonably concluded, acting in good faith and on the advice of counsel, that there exists a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such claim or (b) the Indemnifying Party fails to contest the claim in good faith by appropriate proceedings within a reasonable time following written demand from the Indemnified Party, then the Indemnified Party may, upon written notice to the Indemnifying Party, assume control of the defense or settlement of the claim and to use its own counsel, the fees and expenses (including reasonable attorneys’ fees and legal costs) of which the Indemnifying Party to the Indemnified Party will pay or reimburse. No Indemnifying Party may settle any such claims or actions in a manner which would require any action or forbearance from action by any Indemnified Party or impose criminal liability on such Indemnified Party without the prior written consent of the Indemnified Party, which consent the Indemnified Party may not unreasonably withhold, condition or delay.

6.3 CONSEQUENTIAL DAMAGES. WITHOUT LIMITING BUYER’S EXPRESS OBLIGATIONS WITH RESPECT TO THE WARRANTIES AND WITHOUT IMPAIRING A PARTIES’ RIGHTS TO ASSERT CLAIMS UNDER OR IN CONNECTION WITH ANY INSURANCE POLICY OR CONTRACT, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, COVER, EXEMPLARY, PPRODUCTIVE, OR SPECIAL DAMAGES, OR FOR ANY LOSS OF PROFITS, OPPORTPRODUCTY, REVENUE, GOODWILL, FINANCING, OR USE OF PRODUCTS IN CONNECTION WITH OR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY PURCHASE ORDER, WHETHER SUCH LIABILITY ARISES IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, PRODUCT LIABILITY OR OTHERWISE.

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6.4 LIMITATION OF LIABILITY. EXCEPT FOR LOSSES THAT MAY ARISE IN SECTION 6.1, IN NO EVENT SHALL EITHER PARTY’S (OR SUCH PARTY’S AFFILIATES) AGGREGATE LIABILITY FOR ANY AND ALL DAMAGES (FOR ANY CAUSE WHATSOEVER, INCLUDING DELAY, BREACH OF CONTRACT, WARRANTY, TORT, PRODUCT LIABILITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THE PURCHASE ORDER EXCEED AN AGGREGATE AMOUNT EQUAL TO ONE HUNDRED PERCENT (100%) OF THE AGGREGATE PURCHASE PRICE UNDER THE APPLICABLE PURCHASE ORDER.

6.5 Additional Remedies. In addition to any other remedy available to Supplier under this Agreement, at law or in equity (which Supplier does not waive by the exercise of any rights under this Agreement), (i) if Buyer fails to fulfill the terms of payment; (ii) if bankruptcy, insolvency or similar proceedings are instituted by or against Buyer in any jurisdiction; (iii) if Buyer makes an assignment for the benefit of creditors or similar actions are taken under any applicable law; or (iv) if, at any time, Supplier determines in its sole discretion that Buyer’s financial condition or creditworthiness is inadequate or unsatisfactory, Supplier may, at its option, take any or all of the following actions: (A) suspend or cancel deliveries until all payments are made in full; (B) reclaim delivered Product that has not been paid for by Buyer; (C) change terms of payment for any future deliveries of Products, including placement of Buyer on a cash-in-advance status; (D) exercise rights of recoupment or setoff with respect to any sums due by Supplier or its Affiliates to Buyer or its Affiliates; (E) for any future deliveries, require Buyer to post a letter of credit or other security reasonably satisfactory to Supplier to secure Buyer’s obligations hereunder; (F) initiate legal action to recover sums due and owing from Buyer, including all interest and penalties thereon; and/or (G) (I) solicit Buyer’s customers for sales of Product in Supplier’s inventory and manufactured from materials purchased on or before the date of such termination and (II) sell such Products to such customers directly and without any involvement of Buyer. In addition, Buyer shall pay interest on all late payments (whether during the term or after the expiration or earlier termination of this Agreement), calculated daily and compounded monthly, at the lesser of the rate of two percent per month or the highest rate permissible under applicable law. Buyer shall also reimburse Supplier for all costs incurred by Supplier in collecting any late payments, including attorneys' fees and court costs.

6.6 Default or Failure to Pay of BK. In addition to any other remedy available to Supplier under this Agreement, at law or in equity (which Supplier does not waive by the exercise of any rights under this Agreement), if Buyer fails to timely make any payments required pursuant to this Agreement and in any such case such failure is not cured within ten (10) business days following Buyer’s receipt of written notice of such failure, Supplier may make a written request (an “Issuance Request”) for Buyer to issue (each, an “Issuance”) to Supplier (or any of its affiliates) a number of shares of Buyer’s common stock (“BK Stock”) equal to the quotient obtained by dividing (a) the amount of such required payment, by (b) the product of (i) the average closing price of BK Stock for the one hundred twenty (120)-day period immediately preceding Buyer’s receipt of notice of such failure multiplied by (ii) the Issuance Factor (as defined below). Each Issuance shall be made pursuant to a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Each Issuance shall be effectuated by Buyer within ten (10) business days of receipt of the Issuance Request, provided that at the time of each Issuance, Supplier qualifies as an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and provided further that each Issuance otherwise complies, and Buyer shall take good faith efforts to cause each Issuance to comply, with applicable securities laws and the rules and regulations of the NYSE American (or other exchange on which the BK Stock is then trading). The Parties agree to use their respective commercially reasonable efforts to cooperate to effect each Issuance, to enter into any agreements and to make such representations and warranties as may be necessary to effect each Issuance in compliance with applicable laws. No fractional shares will be issued in connection with any Issuance hereunder. Instead, any fractional balance will be rounded up to the next whole share. As used herein, “Issuance Factor” shall mean (y) for the issuance of BK Stock for the initial Issuance Request, 95%, and (z) for each subsequent issuance of BK Stock for each subsequent Issuance Request, an amount equal to the Issuance Factor for the immediately preceding issuance reduced by 5%, provided in no event shall the Issuance Factor be less than 50%.

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By way of example:

■ If Supplier makes an initial Issuance Request, and if Buyer owes but does not timely pay $50,000 as required by the terms of this Agreement, and if the average closing price of BK Stock for the 120-day period immediately preceding Buyer’s receipt of written notice of such failure is equal to $12.50, then the Issuance Factor shall equal 95% and Buyer shall issue 4,211 shares of BK Stock to Supplier, calculated as follows: $50,000 / ($12.50 * 0.95) = 4,211; and

■ If Supplier makes a third Issuance Request, and if Buyer owes but does not timely pay $75,000 as required by the terms of this Agreement, and if the average closing price of BK Stock for the 120-day period immediately preceding Buyer’s receipt of written notice of such failure is equal to $12.55, then the Issuance Factor shall equal 85% and Buyer shall issue 7,031 shares of BK Stock to Supplier, calculated as follows: $75,000 / ($12.55 * 0.85) = 7,031.

7. Term and Termination

7.1 Term. Unless sooner terminated in accordance with Section 7.2 below, this Agreement shall be effective as of the date set forth above and continue for a period of three (3) years (the “Term”).

7.2 Mutual Termination Rights. Each Party may, upon written notice to the other Party, and in addition to any other rights and remedies provided hereunder, terminate this Agreement and any Purchase Order in the event of any of the following:

(a) immediately, if the other Party ceases business in the ordinary course or becomes insolvent, makes a general assignment for the benefit of creditors, or becomes subject to a bankruptcy, receivership, or similar proceedings; or

(b) the other Party is in material breach of its obligations under this Agreement or any Purchase Order and the other Party fails to cure that material breach or, if the material breach is not a breach of the obligation to make payment under this Agreement, commence to cure that breach, in each case within thirty (30) days after receipt of notice thereof.

7.3 Survival. Sections 3, 5, 6, 7 and 8 shall survive termination or expiration of this Agreement. The expiration or termination of this Agreement shall not relieve the Parties from any liability arising from any breach of this Agreement prior to such expiration or termination or any indemnification obligation arising from facts and circumstances prior to such termination or expiration.

8. Miscellaneous

8.1 Governing Law. This Agreement and each Purchase Order shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions. The Parties exclude the application of the United Nations Convention on Contracts for the International Sale of Goods (CISG) and the U.S. Uniform Commercial Code.

8.2 Dispute Resolution. Prior to submitting any dispute for arbitration, the chief executive officer of each Party shall negotiate, in good faith, a resolution of such dispute. In the event the Parties are unable to resolve any dispute by negotiations within thirty (30) days, the Parties shall submit the dispute to binding arbitration before a single arbitrator agreeable to both Parties. If the Parties cannot agree on an arbitrator within thirty (30) Business Days after the commencement of the arbitration, each Party shall select an arbitrator, who is not employed by or a consultant to either Party, and the two selected arbitrators will select a third arbitrator, who is not employed by or a consultant to either Party. Any arbitrator chosen hereunder must have reasonable educational training and reasonable scientific, patent, and/or industry experience relevant to the particular dispute. The arbitrator’s decision will be binding on the Parties and will be final and non-appealable. Any decision by the arbitrator will not be interpreted as an admission against interest of any Party and will not be admissible as evidence in any subsequent court action with a third party. The non-prevailing Party shall pay the costs of the arbitrator in such arbitration.

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8.3 Confidentiality. Each Party (the “Receiving Party”) shall hold all Confidential Information it receives from the other Party (the “Disclosing Party”) in strict confidence and use the Confidential Information solely as required to fulfill its obligations under this Agreement and will not use the Confidential Information internally for its own purposes or for any other purpose. The Receiving Party shall not disclose the Confidential Information or any derivative thereof to any third party and shall take all reasonable safeguards to prevent the disclosure or misuse of the Confidential Information, including such measures as such Party takes to safeguard its own confidential information. For purposes of this Agreement, “Confidential Information” means all information, whether in written, oral, magnetic, photographic, optical, or other form which has been, or after the date hereof, will be, furnished or disclosed on behalf of the Disclosing Party or otherwise acquired by the Receiving Party, provided that such information (a) has been designated as being confidential, or (b) is otherwise disclosed in such a manner or is of such a character as would put a reasonable person on notice as to the confidential and proprietary nature of the information, including all information relating to the design, use, cost, and purpose of the Products. For the avoidance of doubt, Confidential Information expressly includes any disclosures made by Buyer and information acquired by Supplier in relation to the Products and the business of Buyer, including any discussions which took place and information exchanged before the execution of this Agreement. Confidential Information excludes all information (a) developed by the Receiving Party independently and without the benefit of information disclosed hereunder by the Disclosing Party; (b) lawfully obtained by the Receiving Party from a third party without restriction; (c) publicly available without breach of this Agreement; (d) disclosed without restriction by the Disclosing Party to a third party including the United States Government or (e) disclosed by the Receiving Party with the prior written approval of the originating party. In furtherance of the foregoing, Supplier shall setup a dedicated production cell within its Juarez Mexico facility to support production of the Products (excluding any accessory such as chargers, low-volume items and cables). In the event of any breach of Supplier’s systems or unauthorized access to Supplier’s systems or facilities, in each case, resulting in unauthorized access of Confidential Information of Buyer, Supplier shall provide Buyer with immediate notice of such event and take all necessary steps to identify, mitigate and prevent the cause and impacts of such event and prevent such event from occurring again.

8.4 Intellectual Property. All Specifications, drawings, know how, patents and patent rights, trademarks and trademark rights, trade names, trade name rights, service marks and service mark rights, service names and service name rights, domain names, inventions, copyrights and copyright rights and all pending applications for and registrations of patents, trademarks, service marks and copyrights, industrial designs and any registrations and applications therefore throughout the world, any other intellectual property right, manufacturing and production processes and techniques, and any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world (collectively, the “Intellectual Property”) relating to the Products are, as between the parties, the sole property of Buyer and shall constitute Buyer’s Confidential Information; provided, however, that Supplier shall retain ownership of all Intellectual Property it owned or developed prior to the date of this Agreement or otherwise develops independently of this Agreement. Subject to the terms and conditions hereof, Supplier hereby grants and delivers to Buyer, an irrevocable, fully paid-up, royalty-free, non-exclusive right and license to use any Intellectual Property it owns or has rights to, with respect to the Products (but only in connection with the Products), for so long as any of Buyer (or its successors and assigns) has any rights to operate or sell the Products (the “License”), in each case solely use in connection with the completion, repair, servicing, updating, sale, maintenance or operation of the Products, but for no other purpose. Supplier agrees that it will not, and will not permit or enable others to reverse engineer, decompile, modify or otherwise use the Products for a purpose other than their intended use. All software provided hereunder shall be subject to the terms and conditions of a separate license agreement to be agreed to between the parties. Supplier grants no licenses or rights to use Intellectual Property other than as expressly set forth herein.

8.5 Subcontractors. Supplier may engage subcontractors and suppliers in respect of the performance of any of its obligations under the Agreement, including its affiliates, provided that any such subcontractors and suppliers have been approved in writing by Buyer in advance and are subject to confidentiality and other obligations similar to those undertaken by Supplier in this Agreement.

8.6 Assignment. No Party may assign its rights under this Agreement or a Purchase Order in whole or in part, without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed.

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8.7 Entire Agreement. This Agreement, any accepted Purchase Orders, and any exhibits and attachments hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior written or oral understandings and may only be changed by a written amendment executed by both Parties.

8.8 Notices. All notices, demands, and other communications made hereunder will be in writing and will be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid), or by email and registered post to the respective Parties at the addresses set forth on the signature page.

8.8 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The Parties agree that the delivery of this Agreement may be affected by means of an exchange of emailed signatures.

8.10 No Partnership. Nothing contained in this Agreement or otherwise shall be deemed or construed to create the relationship of a partnership, franchise or a joint venture between the Parties, or an employee-employer relationship. Supplier is and shall be an independent contractor for all purposes. Neither Party shall have any right to obligate or bind the other Party in any manner whatsoever, and nothing herein contained shall give, or is intended to give any rights of any kind to any third parties and such party shall be a third-party beneficiary.

8.11 Insurance. Supplier shall procure and maintain a policy or policies of insurance covering the Consigned Equipment at all times while located on its premises ensuring such equipment from loss, theft, damage or destruction. Supplier shall also procure and maintain, while Products manufactured during the Term remain in the stream of commerce, a policy or policies of insurance acceptable to Buyer of at least the kinds and minimum amounts necessary to cover general liability (bodily injury and property damage), including product liability, on an occurrence basis, in an amount not less than $1,000,000 per occurrence. Supplier shall name Buyer as an additional insured under such policy(s) and provide a Certificate of Insurance to Buyer on an annual basis to evidence such coverage that includes prior notice to Buyer of any cancellation.

8.12 Buyer Inspection and Audit Rights. Supplier will, at its expense, store and retain all records relating to the Products, including all cost and charge information and all amounts billable and payments made (in accordance with US generally accepted accounting principles), testing and quality control records, financial records reflecting the accuracy of Supplier’s charges and compliance with the terms of this Agreement and will preserve such documents for at least five (5) years after the date of final payment. Buyer may from time to time during the Term (and for a period of twelve (12) months thereafter) audit quality control and financial records and monitor and audit Supplier’s manufacturing and delivery of the Products, to verify compliance with this Agreement. Such auditing and monitoring will take place on reasonable notice and will include the right to inspect any facility being used by Supplier to manufacture the Products and to inspect all relevant records; provided, such audits shall occur during the normal working hours of Supplier and shall not impair or impede Suppliers regular operations. Supplier will reasonably cooperate with Buyer during audits performed under this Section, including furnishing Buyer with copes of all reasonably requested documents. In the event that any such audit identifies any material deficiencies of Supplier to comply with this Agreement (including any Specifications), (a) Supplier shall reimburse Buyer for the reasonable, out-of-pocket cost of such secondary audit, (b) Supplier and Buyer shall meet in good faith to discuss any changes necessary for Supplier to promptly come into compliance with this Agreement (including the Specifications) and (c) if a secondary audit is required to confirm such compliance, then Supplier shall reimburse Buyer for the reasonable, out-of-pocket cost of such secondary audit.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the latest date set forth below.

BK TECHNOLOGIES, INC.		EAST WEST MANUFACTURING, LLC

By:	/s/ John Suzuki	By:	/s/ Scott Ellyson
Name:	John Suzuki	Name:	Scott Ellyson
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer
Address:	BK Technologies Corporation	Address:	East West Manufacturing, LLC
	7100 Technology Drive		4170 Ashford Dunwoody Road, Suite 560
	West Melbourne, FL 32904		Atlanta, GA 30319
	Attention: John Suzuki		Attention: Jonathan Picard, General Counsel

Email:	[*****]	Email:	[*****]

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Exhibit A

Material Procurement Purchase Terms

1. MATERIAL PROCUREMENT

1.1

Demand and Procurement. Supplier shall procure materials and components (“Materials”) in quantities necessary to fulfill individual orders issued by Buyer to Supplier (a “Purchase Order”) for the manufacture and delivery of Buyer’s products (“Products”) and/or (b) Product forecasts issued by Buyer to Supplier which (i) are intended to cause Supplier to procure Materials prior to Buyer’s issuance of a Purchase Order and (ii) are accompanied by Buyer’s written authorization (“Letter of Authorization”, or “LOA”) to procure such Materials. Product forecasts satisfying 1.1(b)(i) and 1.1(b)(ii) shall constitute a “Binding Forecast”, and Purchase Orders and/or Binding Forecasts shall constitute a “Demand”. Supplier shall not procure Materials without a corresponding Purchase Order or LOA. The Parties acknowledge that Buyer shall not be deemed to be committed to purchase from Supplier, and Supplier shall not be deemed to be committed to sell to Buyer, any Product unless and until Buyer issues a Purchase Order to Supplier and Supplier accepts such Purchase Order. Notwithstanding the foregoing, Buyer accepts all costs and expenses for all Materials procured by Supplier in accordance with a Demand. Supplier shall work in good faith to identify alternative sub-suppliers for single source Materials (focusing first on Materials with the highest risk of delay or non-fulfillment), and Buyer shall reasonably cooperate with Supplier in evaluating and approving such alternative sub-suppliers.

1.2

Lead Times. Supplier shall inform Buyer of the number of days that Supplier’s vendors (“Sub-Suppliers”) report are required to procure Materials, including transit time (collectively, “Material Lead Time”). Material Lead Time is based upon dates communicated by Sub-Suppliers and may subsequently change beyond Supplier’s control. Supplier shall inform Buyer of the number of days required for kitting, manufacturing, assembly, inspection, packaging, transit, and similar fulfillment-related activities (collectively, “Transformation Lead Time”). The sum of Material Lead Time and Transformation Lead Time shall constitute “Product Lead Time”.

1.3

Material Delivery Scheduling. Supplier shall schedule delivery of Materials to occur on or about the reported delivery date of the Material having the longest Material Lead Time (such Material, “Longest-Lead Material”). If the Longest-Lead Material’s reported delivery date is subsequently delayed, Supplier shall attempt to delay delivery of other Materials as needed to minimize inventory aging. Buyer may request in writing that Supplier attempt to expedite delivery of Materials ahead of the Longest-Lead Material (which may be provided by email), and in requesting such expedited delivery Buyer acknowledges the resulting increased risk of Excess Inventory requiring disposition at Buyer’s expense.

1.4

Quantity Requirements. Minimum order quantities, economic order quantities, factory packaging quantities, and similar quantity requirements (“Quantity Requirements”) imposed by Sub-Suppliers may exceed a Demand. Supplier shall communicate such Quantity Requirements to Buyer and use reasonable efforts to minimize excess Materials resulting from Quantity Requirements, and Buyer accepts all costs and expenses for such excess Materials.

1.5

Demand Changes. Buyer shall have the right to change a Demand, provided that requests to decrease demand pursuant to a Purchase Order change (a) are received by Supplier more than thirty (30) days prior to the FOB date indicated in the respective Purchase Order and (b) do not delay shipment of Product quantities in the respective Purchase Order by more than sixty (60) days subsequent to the FOB date indicated in the respective Purchase Order. Buyer acknowledges that requests to decrease a Demand may result in an increased risk of Excess Inventory requiring disposition at Buyer’s expense, and Supplier shall make Inventory Mitigation Efforts (as defined in Section 3.10) to minimize such expense. In the event of an increase in the cost of Materials required to satisfy Buyer’s request to change a Demand (such cost increase, a “Purchase Price Variance”, or “PPV”), Supplier shall communicate in writing such PPV to Buyer, and Buyer’s written consent to proceed with procurement (which may be provided by email) shall constitute Buyer’s acceptance of all costs and expenses for all such Materials.

1.6

Material Prepayment. Should any Materials pursuant to a Demand require prepayment by Supplier to a Sub-Supplier of at least ten thousand dollars ($10,000) in the aggregate, Supplier shall notify Buyer and require that Buyer issue an Inventory Deposit (as defined in Section 3.6) equal to the prepayment amount prior to procuring such Materials.

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2. MATERIAL COST INCREASES. Supplier agrees to make reasonable efforts to purchase Materials in a cost-effective manner. The cost of the Materials shall be no greater than the cost of the identical materials for any other customer of Supplier. In the event of an increase in the cost of Materials, Supplier shall communicate in writing such increased costs to Buyer, and Buyer’s written consent to proceed with procurement (which may be provided by email) shall constitute Buyer’s agreement to be liable for all such increased costs and Materials subject to such increased costs, including, without limitation, all reasonable costs and expenses associated therewith.

3. INVENTORY CLASSIFICATION AND INVENTORY ALLOWANCE

3.1

Excess Inventory. As used herein, “Excess Inventory” means any Materials procured by Supplier in accordance with this Agreement excluding Raw Material Safety Stock which (a) have aged in Supplier’s inventory for more than sixty (60) days since receipt, or (b) are due to be delivered to Supplier in accordance with Supplier’s contractual obligations to its Sub-Suppliers and for which Buyer has agreed to accept liability prior to Supplier’s agreement to accept such contractual obligations to its Sub-Suppliers. Excess Inventory which has aged in Supplier’s inventory for more than three hundred sixty-five (365) days shall be considered “Long-Term Excess Inventory”.

3.2

Obsolete Inventory. As used herein, “Obsolete Inventory” means any Materials procured by Supplier in accordance with this Agreement which are not associated with an active or future Product’s bill of materials as provided by Buyer to Supplier.

3.3

Current Inventory. As used herein, “Current Inventory” means any Materials procured by Supplier in accordance with this Agreement which are not classified as Raw Material Safety Stock, Excess Inventory (including Long-Term Excess Inventory) or Obsolete Inventory.

3.4

Inventory Allowance. Supplier, at no cost to Buyer, shall extend an inventory allowance to Buyer for the purpose of financing Current Inventory and Excess Inventory (excluding Long-Term Excess Inventory). Such allowance (“Inventory Allowance”) shall be calculated as follows:

Inventory Allowance = {[T6M Revenue + (F3M Backlog x 2)] x Blended CBOM Weight} x (60 / 365)

If Buyer does not have six months of revenue history with Supplier to populate the above calculation, the below alternate calculation shall control until Supplier has established six months of revenue history, after which the above calculation shall control.

Inventory Allowance = [(F3M Backlog x 2) x Blended CBOM Weight] x [60 / (365 / 2)]

In the above calculations, “T6M Revenue” means the six-month revenue generated by Buyer’s Product purchases from Supplier, “F3M Backlog” means the forward three-month forecasted revenue based on Buyer’s backlog of Product purchases from Supplier, and “Blended CBOM Weight” means the aggregate dollar value of Materials excluding Raw Material Safety Stock as a percentage of Buyer’s Product purchase price. Materials are permitted to age for sixty (60) of three hundred sixty-five (365) days in the measurement period before being considered Excess Inventory.

For purposes of example only, if T6M Revenue equals four hundred thousand dollars ($400,000), F3M Backlog equals three hundred thousand dollars ($300,000), and Blended CBOM Weight equals 70%, the resultant Inventory Allowance shall be calculated as {[$400,000 + ($300,000 x 2)] x .70} x (60 / 365) = $115,068. If Buyer’s Current Inventory + Excess Inventory – Long-Term Excess Inventory is greater than the Inventory Allowance, such variance shall be considered the “Overage”.

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3.5

Inventory Allowance Calculation and Reporting. On a monthly basis, Supplier shall recalculate and report for the current calendar month (a) the Inventory Allowance by refreshing T6M Revenue and F3M Backlog, as applicable, and (b) Buyer’s usage of the Inventory Allowance. Such report (“Inventory Allowance Report”) shall include the forecasted Inventory Allowance usage for the following two (2) calendar months. The Blended CBOM Weight shall be recalculated in January of each calendar year, and Supplier shall recalculate Blended CBOM Weight upon Buyer’s reasonable request. Supplier reserves the right to recalculate the Inventory Allowance and any of its components at its reasonable discretion.

3.6

Inventory Allowance Overages. Should the Overage exceed five thousand dollars ($5,000) for the current month, Buyer shall within ten (10) days issue a Purchase Order containing an “Inventory Deposit” to Supplier for the Overage amount. Supplier shall invoice Buyer for such Inventory Deposit which shall be paid by Buyer upon invoice receipt.

3.7

Inventory Deposit Credits. If the Inventory Allowance calculation for a particular month reveals that some portion of Inventory Deposits previously issued by Buyer to Supplier are no longer required to ensure compliance with this Agreement, and if the excess Inventory Deposit amount exceeds five thousand dollars ($5,000) for the current month, Supplier shall within ten (10) days issue a credit memo to Buyer’s account equal to the excess Inventory Deposit amount.

3.8

Inventory Allowance Noncompliance. Should Buyer not comply with Section 3.6, Supplier shall levy an interest charge on the Inventory Allowance Overage amount with such interest charge being equal to the Secured Overnight Financing Rate (as of the date that such interest charge is levied) + 8% per year, invoiced monthly, with such invoices due for payment by Buyer within ten (10) days. Should the Inventory Allowance remain overextended for at least sixty (60) days, Supplier shall invoice Buyer at the current Product purchase price + 5% until the Inventory Allowance is no longer overextended.

3.9

Disposition. Following notification from Supplier of Long-Term Excess Inventory or Obsolete Inventory, Buyer shall issue Purchase Orders to Supplier for such inventory at Supplier’s actual Material cost + 5% procurement overhead and direct Supplier to (a) ship such Materials to Buyer EXW (Incoterms 2020) Supplier’s facility with shipping costs billable to Buyer, or (b) scrap such Materials with scrapping costs billable to Buyer (collectively, the “Disposition Options”). Purchase Orders for Long-Term Excess Inventory shall be issued by Buyer to Supplier within ten (10) days of notification, and Purchase Orders for Obsolete Inventory shall be issued by Buyer to Supplier within ninety (90) days of obsolescence, with such date of obsolescence determined by Supplier in its reasonable, good-faith discretion in accordance with Section 3.2. Should Buyer not dispose of Long-Term Excess Inventory or Obsolete Inventory as described herein, the value of such inventory shall be considered an Overage, and such Overage amount shall be subject to the terms described in Section 3.8. All invoices for Long-Term Excess Inventory or Obsolete Inventory and related fees shall be paid by Buyer within ten (10) days.

3.10

Inventory Mitigation Efforts. For a period of not less than thirty (30) days prior to seeking recovery of costs, Supplier shall make reasonable efforts to minimize Buyer’s liability for Excess Inventory by attempting to cancel, return, restock, or divert Materials to other recipients if the value of such Materials is greater than or equal to one thousand dollars ($1,000.00) in the aggregate (such efforts, “Inventory Mitigation Efforts”). Buyer acknowledges that such actions may incur cancellation, restocking, and/or similar fees beyond Supplier’s control, in which case Supplier shall communicate in writing such fees to Buyer, and Buyer’s written consent to proceed with disposition (which may be provided by email) shall constitute Buyer’s agreement to be liable for any and all such fees.

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